Fresh Del Monte Produce Inc. Reports Fourth Quarter and Full Fiscal Year 2025 Financial Results

Net Sales Increased Year-over-Year, with Improved Mix and Contributions Across All Business Segments

Gross Margin Expansion in Fiscal 2025 Driven by Favorable Product Mix and Operational Efficiencies

Earnings Per Diluted Share of $1.88; Adjusted Earnings Per Diluted Share Expanded 22% Year-Over-Year to $3.68

Strong Cash Generation in Fiscal 2025 Supported Dividends, Share Repurchases, and Disciplined Capital Deployment

CORAL GABLES, FL. - February 18, 2026 - Fresh Del Monte Produce Inc. (NYSE: FDP) ("Fresh Del Monte" or the "Company") today reported financial results for the fourth quarter and full fiscal year ended December 26, 2025. For the fourth quarter of 2025, the Company reported earnings per diluted share of $0.67 or on an Adjusted basis, earnings per diluted share(1) of $0.70. For the full fiscal year 2025, the Company reported earnings per diluted share of $1.88, or on an Adjusted basis, earnings per diluted share(1) of $3.68.

"Fiscal 2025 reflected solid execution across the business, supported by pricing discipline, continued demand for our core categories, and a strong focus on cash flow," said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. "We closed the year with improved financial flexibility, reduced debt, and continued investment in our operations to support long-term performance. As we move into 2026, we remain focused on disciplined decision-making and thoughtful capital allocation as we evaluate opportunities ahead."

Financial highlights for the fourth quarter of 2025:

The Company announced its intent to divest its Mann Packing Inc. business operations ("Mann Packing") in the third quarter of 2025 and completed the transaction during the fourth quarter of 2025. Accordingly, the following financial highlights also include adjusted basis results to reflect the impact of the divestiture.

Net sales for the fourth quarter of 2025 were $1,019.5 million. The increase was primarily driven by higher net sales in the Company's other products and services and banana business segments, reflecting increased activity in third-party ocean freight services and higher per-unit banana selling prices. Contributing factors included the effects of tariff-related price adjustments in North America and the favorable impact of fluctuations in exchange rates, primarily related to the Euro. The increase was partially offset by lower net sales in the Company's fresh and value-added products business segment, largely due to reduced sales volume in the fresh-cut vegetable product line following strategic operational actions taken in 2024, including the sale of certain assets of Fresh Leaf Farms. On an Adjusted basis, net sales(1) for the fourth quarter of 2025 were $968.2 million.

Gross profit for the fourth quarter of 2025 was $106.0 million. The increase was driven by higher gross profit in all of the Company's business segments, primarily reflecting higher per-unit selling prices, partially offset by higher overall per-unit distribution costs and increased production and procurement costs in the Company's banana business segment. Gross margin increased to 10.4%. Adjusted gross profit(1) for the fourth quarter of 2025 was $109.2 million. Adjusted gross margin increased to 11.3%.

Operating income for the fourth quarter of 2025 was $46.0 million. The increase was primarily driven by higher gross profit, partially offset by a lower gain on the sale of property, plant and equipment, net, reflecting the prior-year sale of the Company's Toronto distribution center. Adjusted operating income(1) for the fourth quarter of 2025 was $47.6 million.

FDP net income(2) for the fourth quarter of 2025 was $31.9 million. Adjusted FDP net income(1) was $33.2 million.

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Fresh Del Monte Produce Inc.

Financial highlights for the full fiscal year 2025:

For full fiscal year 2025, net sales were $4,322.3 million. The increase was driven by higher net sales across all of the Company's business segments, primarily due to higher per-unit selling prices in the fresh and value-added products and banana business segments, including the effects of tariff-related price adjustments in North America and the favorable impact of fluctuations in exchange rates, primarily related to the Euro and British pound. The increase was partially offset by lower sales volume in the fresh-cut vegetable product line following strategic operational actions taken in 2024, including the sale of certain assets of Fresh Leaf Farms. On an Adjusted basis, net sales(1) for the full fiscal year 2025 were $4,097.5 million.
For full fiscal year 2025, gross profit was $399.1 million. The increase was driven by higher net sales in the Company's fresh and value-added products business segment. The increase was partially offset by higher per-unit production and procurement costs in the Company's banana business segment and increased distribution costs. Gross margin increased to 9.2%. Adjusted gross profit(1) for the full fiscal year 2025 was $426.8 million. Adjusted gross margin increased to 10.4%.
For the full fiscal year 2025, operating income was $137.4 million. The decrease was primarily due to higher asset impairment charges, net, related to low-productivity banana farms in the Philippines, as well as charges associated with the divestiture of Mann Packing, and a lower gain on disposal of property, plant and equipment, net. The decrease was partially offset by higher gross profit. Adjusted operating income(1) for the full fiscal year 2025 was $221.9 million.
For the full fiscal year 2025, FDP net income was $90.7 million. Adjusted FDP net income was $177.7 million.

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Fresh Del Monte Produce Inc.

Fourth Quarter and Full Fiscal Year 2025 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions, except for Gross Margin) - (Unaudited)

	Quarters ended
Segment Data:	December 26, 2025					December 27, 2024

	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$605.6	60%	$77.0	73%	12.7%	$612.3	61%	$46.1	67%	7.5%
Banana	358.7	35%	19.5	18%	5.4%	356.8	35%	14.0	20%	3.9%
Other products and services	55.2	5%	9.5	9%	17.2%	44.1	4%	8.6	13%	19.5%
	$1,019.5	100%	$106.0	100%	10.4%	$1,013.2	100%	$68.7	100%	6.8%

	Years ended
	December 26, 2025					December 27, 2024

	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin

Fresh and value-added products	$2,621.9	61%	$299.4	75%	11.4%	$2,606.9	61%	$243.3	68%	9.3%
Banana	1,490.4	34%	71.0	18%	4.8%	1,475.9	34%	86.8	24%	5.9%
Other products and services	210.0	5%	28.7	7%	13.7%	197.4	5%	27.8	8%	14.1%
	$4,322.3	100%	$399.1	100%	9.2%	$4,280.2	100%	$357.9	100%	8.4%
(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "FDP net income/loss" as referenced throughout this release is defined as Net income/loss attributable to Fresh Del Monte Produce Inc.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2025 Business Segment Performance
Fresh and Value-Added Products
Net sales for the fourth quarter of 2025 were $605.6 million. The decrease was primarily a result of lower per-unit selling prices in the avocado product line, reflecting increased industry supply, as well as lower net sales in the fresh-cut vegetable product line due to strategic operational reductions implemented during the fourth quarter of 2024. The decrease was partially offset by higher per-unit selling prices in the pineapple product line and the effects of tariff-related price adjustments in North America. On an Adjusted basis, net sales(1) for the fourth quarter of 2025, excluding the impact of the divestiture of Mann Packing, were $554.3 million.

Gross profit for the fourth quarter of 2025 was $77.0 million. The increase was primarily driven by higher per-unit selling prices in the pineapple and prepared food product lines, partially offset by lower net sales in certain product lines. Gross margin increased to 12.7%. Adjusted gross profit(1) for the fourth quarter of 2025 was $82.0 million. Adjusted gross margin increased to 14.8%.
Banana
Net sales for the fourth quarter of 2025 were $358.7 million. The increase was primarily driven by higher per-unit selling prices across all of the Company's regions, including the effects of tariff-related price adjustments in North America and the favorable impact of fluctuations in exchange rates, primarily related to the Euro. The increase was partially offset by lower sales volume in Asia, North America, and Europe.

Gross profit for the fourth quarter of 2025 was $19.5 million. The increase was primarily driven by higher net sales and lower per-unit ocean freight costs, partially offset by higher per-unit production and procurement costs, an allowance recorded on a receivable from an independent grower in Asia, and the negative impact of fluctuations in exchange rates, primarily related to the Costa Rican colon. Gross margin increased to 5.4%. Adjusted gross profit(1) for the fourth quarter of 2025 was $17.7 million. Adjusted gross margin increased to 4.9%.

Other Products and Services

Net sales for the fourth quarter of 2025 were $55.2 million. The increase was primarily driven by higher net sales in the Company's third-party ocean freight services business, reflecting increased volume and a more favorable cargo mix. The increase was partially offset by lower net sales in the poultry and meats business due to reduced sales volume and lower per-unit selling prices.

Gross profit for the fourth quarter of 2025 was $9.5 million. The increase was primarily due to higher net sales. Gross margin decreased to 17.2%.

Full Fiscal Year 2025 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

Fresh and Value-Added Products
Net sales for full fiscal year 2025 were $2,621.9 million. The increase was primarily driven by higher per-unit selling prices in the pineapple product line and higher per-unit selling prices and sales volume in the fresh-cut fruit product line, supported by strong market demand. The higher per-unit selling prices reflected the effects of tariff-related price increases in North America and the favorable impact of fluctuations in exchange rates primarily due to a stronger British pound. The increase was partially offset by lower net sales in the fresh and fresh-cut vegetable product lines following strategic operational reductions implemented in 2024, including the sale of certain assets of Fresh Leaf Farms. On an Adjusted basis, net sales(1) for the full fiscal year 2025 were $2,397.1 million.

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Gross profit for full fiscal year 2025 was $299.4 million. The increase was primarily driven by higher net sales, including higher per-unit selling prices in the pineapple product line, due to a favorable sales mix of the Company's premium pineapple varieties. The increase was partially offset by higher distribution costs. Gross margin increased to 11.4%. Adjusted gross profit(1) for the full fiscal year 2025 was $328.0 million. Adjusted gross margin increased to 13.7%.
Banana
Net sales for full fiscal year 2025 were $1,490.4 million. The increase was driven by higher per-unit selling prices, primarily in North America due to the effects of tariff-related price adjustments and reduced industry volume, and in Europe due to increased demand and the favorable impact of fluctuations in exchange rates, primarily related to a stronger Euro. The increase was also supported by higher sales volume in the Middle East, as the prior-year period was impacted by shipment disruptions related to the Red Sea conflict. The increase was partially offset by lower sales volume in Asia, primarily due to reduced supply and softer market demand and lower sales volume in North America, primarily due to adverse weather in production areas during the first half of the year.
Gross profit for full fiscal year 2025 was $71.0 million. The decrease was primarily driven by higher per-unit production and procurement costs due to adverse weather in the Company's growing regions, the impact of crop disease such as Black Sigatoka in our growing region, higher distribution costs and an allowance recorded on a receivable from an independent grower in Asia due to low production. The decrease was partially offset by higher net sales. Gross margin decreased to 4.8%. Adjusted gross profit was $70.1 million. Adjusted gross margin decreased to 4.7%.
Other Products and Services
Net sales for full fiscal year 2025 were $210.0 million. The increase was primarily driven by higher net sales in the Company's third-party ocean freight services business, reflecting increased volume and a more favorable cargo mix, and higher net sales in the specialty ingredients business as a result of the Company's acquisition of a Ugandan producer of avocado oil in 2025. The increase was partially offset by lower net sales in the Company's poultry and meats business due to reduced sales volume and lower per-unit selling prices.
Gross profit for full fiscal year 2025 was $28.7 million. The slight increase was primarily driven by higher net sales, partially offset by higher per-unit production costs in the Company's poultry and meats business. Gross margin decreased to 13.7%.
Cash Flows
Net cash provided by operating activities for full fiscal year 2025 was $245.1 million. The increase was primarily driven by net earnings and changes in non-cash items, including higher asset impairment charges and a lower gain on disposal of property, plant and equipment. Working capital fluctuations impacted operating cash flow, reflecting lower accounts receivable balances compared to the prior-year period, partially offset by lower accounts payable and accrued expenses resulting from the timing of customer receipts and supplier payments.
Long-Term Debt
Long-term debt at the end of 2025 was $173.0 million.
Quarterly Cash Dividend
On February 17, 2026, the Company's Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on March 27, 2026, to shareholders of record as of March 4, 2026.
Share Repurchase Program
During the fourth quarter of 2025, the Company repurchased 410,409 shares of common stock for $15.0 million at an average price of $36.56 per share. As of December 26, 2025, $120.2 million remained available under the current share repurchase authorization.
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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended

Statement of Operations:	December 26, 2025	December 27, 2024	December 26, 2025	December 27, 2024
Net sales	$1,019.5	$1,013.2	$4,322.3	$4,280.2
Cost of products sold	913.5	944.3	3,923.7	3,921.3
Other product-related charges (credits)	—	0.2	(0.5)	1.0
Gross profit	106.0	68.7	399.1	357.9
Selling, general and administrative expenses	61.2	48.4	212.7	196.9
Gain on disposal of property, plant and equipment, net	4.4	12.9	10.3	39.5
Asset impairment and other charges, net	3.2	2.9	59.3	4.2
Operating income	46.0	30.3	137.4	196.3
Interest expense	2.0	3.6	11.2	18.4
Interest income	0.7	0.5	1.8	1.2
Income from equity method investments	2.3	1.9	13.2	9.2
Other expense, net	2.5	5.1	10.3	17.6
Income before income taxes	44.5	24.0	130.9	170.7
Income tax provision	12.2	3.6	37.4	29.1
Net income	32.3	20.4	93.5	141.6
Less: Net income (loss) attributable to redeemable and noncontrolling interests	0.4	—	2.8	(0.6)
Net income attributable to Fresh Del Monte Produce Inc.	$31.9	$20.4	$90.7	$142.2
Earnings per share(1):
Basic	$0.67	$0.43	$1.90	$2.97
Diluted	$0.67	$0.42	$1.88	$2.96
Dividends declared per ordinary share	$0.30	$0.25	$1.20	$1.00
Weighted average number of ordinary shares:
Basic	47,555,322	47,939,455	47,845,826	47,876,129
Diluted	47,968,913	48,257,648	48,152,881	48,040,005
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 26, 2025	December 27, 2024
Assets
Current assets:
Cash and cash equivalents	$35.7	$32.6
Trade accounts receivable, net	376.1	393.2
Other accounts receivable, net	85.9	78.0
Inventories, net	581.9	595.3
Assets held for sale	9.6	9.5
Prepaid expenses and other current assets	51.6	24.3
Total current assets	1,140.8	1,132.9

Investment in and advances to unconsolidated companies	63.2	39.9
Property, plant and equipment, net	1,119.5	1,191.6
Operating lease right-of-use assets	192.8	186.1
Goodwill	390.0	396.3
Intangible assets, net	33.1	33.2
Deferred income taxes	45.5	47.5
Other noncurrent assets	74.1	68.7
Total assets	$3,059.0	$3,096.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$467.3	$476.0
Current maturities of debt and finance leases	1.5	1.5
Current maturities of operating leases	45.4	38.6
Income taxes and other taxes payable	15.1	17.0
Total current liabilities	529.3	533.1

Long-term debt and finance leases	176.2	248.9
Operating leases, less current maturities	125.9	122.3
Retirement benefits	92.4	83.1
Other noncurrent liabilities	25.9	26.8
Deferred income taxes	79.1	75.2
Total liabilities	1,028.8	1,089.4
Commitments and contingencies
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	606.6	605.0
Retained earnings	1,447.3	1,435.4
Accumulated other comprehensive loss	(38.2)	(50.4)
Total Fresh Del Monte Produce Inc. shareholders' equity	2,016.2	1,990.5
Noncontrolling interests	14.0	16.3
Total shareholders' equity	2,030.2	2,006.8
Total liabilities and shareholders' equity	$3,059.0	$3,096.2

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Fresh Del Monte Produce Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 26, 2025	December 27, 2024
Operating activities:
Net income	$93.5	$141.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.5	78.5
Amortization of debt issuance costs	0.5	0.5
Share-based compensation expense	10.0	6.9
Asset impairments	55.4	3.7
Change in uncertain tax positions	2.4	(1.0)
Gain on disposal of property, plant and equipment, net	(10.3)	(39.5)
Income from equity method investments	(13.2)	(9.2)
Deferred income taxes	8.0	3.6
Other, net	(2.8)	2.6
Changes in operating assets and liabilities:
Receivables	35.1	(9.8)
Inventories	2.5	(1.5)
Prepaid expenses and other current assets	(0.9)	(2.4)
Accounts payable and accrued expenses	(18.5)	11.2
Other noncurrent assets and liabilities	10.9	(2.7)
Net cash provided by operating activities	245.1	182.5

Investing activities:
Capital expenditures	(63.8)	(51.7)
Proceeds from sales of property, plant and equipment	25.0	74.4
Insurance proceeds received for damage to property, plant and equipment, net	—	5.7
Investments in and advances to unconsolidated companies	(12.5)	(8.0)
Distributions from unconsolidated companies	2.5	—
Other investing activities	0.1	—
Net cash (used in) provided by investing activities	(48.7)	20.4

Financing activities:
Proceeds from debt	353.6	620.4
Payments on debt	(424.7)	(776.3)
Distributions to noncontrolling interests	(4.8)	—
Share-based awards settled in cash for taxes	(1.0)	(0.9)
Dividends paid	(57.4)	(47.8)
Payment of deferred financing costs	—	(2.2)
Repurchase and retirement of ordinary shares	(29.8)	—
Other financing activities	(1.6)	(3.1)
Net cash used in financing activities	(165.7)	(209.9)
Effect of exchange rate changes on cash	0.9	5.8
Net increase (decrease) in cash, cash equivalents and restricted cash	31.6	(1.2)
Cash, cash equivalents and restricted cash, beginning	32.6	33.8
Cash, cash equivalents and restricted cash, ending	$64.2	$32.6

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Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to the divestiture of Mann Packing, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, other product-related charges (credits), and certain other non-recurring items. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for the divestiture of Mann Packing (excluding the impact of depreciation, amortization, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and income taxes already included within the EBITDA calculation), asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, other product-related charges (credits), and certain other non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of Adjusted net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	December 26, 2025					December 27, 2024
	Net Sales	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Net Sales	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$1,019.5	$106.0	$46.0	$31.9	$0.67	$1,013.2	$68.7	$30.3	$20.4	$0.42
Adjustments:
Divestiture of Mann Packing (1)	(51.3)	10.2	13.0	12.9	0.27	(64.0)	4.6	4.0	4.3	0.09
Other product-related charges (credits) (2)	—	—	—	—	—	—	0.2	0.2	0.2	—
Asset impairment and other charges, net (3)	—	—	3.2	3.2	0.07	—	—	2.9	2.9	0.06
Gain on disposal of property, plant and equipment, net (4)	—	—	(7.6)	(7.6)	(0.16)	—	—	(16.3)	(16.3)	(0.33)
Other adjustments (5)	—	(7.0)	(7.0)	(7.0)	(0.15)	—	—	—	—	—
Tax effects of all adjustments (6)	—	—	—	(0.2)	—	—	—	—	5.1	0.11
As adjusted	$968.2	$109.2	$47.6	$33.2	$0.70	$949.2	$73.5	$21.1	$16.6	$0.35

	Year ended
	December 26, 2025					December 27, 2024
	Net Sales	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Net Sales	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$4,322.3	$399.1	$137.4	$90.7	$1.88	$4,280.2	$357.9	$196.3	$142.2	$2.96
Adjustments:
Divestiture of Mann Packing (1)	(224.8)	30.6	41.7	42.0	0.87	(292.4)	17.7	28.0	28.3	0.59
Other product-related charges (credits) (2)	—	(0.5)	(0.5)	(0.5)	(0.01)	—	1.0	1.0	1.0	0.02
Asset impairment and other charges, net (3)	—	—	59.3	59.3	1.22	—	—	4.2	4.2	0.09
Gain on disposal of property, plant and equipment, net (4)	—	—	(13.6)	(13.6)	(0.28)	—	—	(42.9)	(42.9)	(0.89)
Other adjustments (5)	—	(2.4)	(2.4)	(2.4)	(0.05)	—	—	—	—	—
Tax effects of all adjustments (6)	—	—	—	2.2	0.05	—	—	—	11.7	0.24
As adjusted	$4,097.5	$426.8	$221.9	$177.7	$3.68	$3,987.8	$376.6	$186.6	$144.5	$3.01

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 26, 2025				December 27, 2024
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$77.0	$19.5	$9.5	$106.0	$46.1	$14.0	$8.6	$68.7
Adjustments:
Divestiture of Mann Packing (1)	10.2	—	—	10.2	4.6	—	—	4.6
Other product-related charges (credits) (2)	—	—	—	—	0.2	—	—	0.2
Other adjustments (5)	(5.2)	(1.8)	—	(7.0)	—	—	—	—
Adjusted gross profit	$82.0	$17.7	$9.5	$109.2	$50.9	$14.0	$8.6	$73.5

Net Sales (as reported)	$605.6	$358.7	$55.2	$1,019.5	$612.3	$356.8	$44.1	$1,013.2
Adjustments:
Divestiture of Mann Packing (1)	(51.3)	—	—	(51.3)	(64.0)	—	—	(64.0)
Adjusted Net sales	$554.3	$358.7	$55.2	$968.2	$548.3	$356.8	$44.1	$949.2

Gross margin(a)	12.7%	5.4%	17.2%	10.4%	7.5%	3.9%	19.5%	6.8%
Adjusted gross margin(b)	14.8%	4.9%	17.2%	11.3%	9.3%	3.9%	19.5%	7.7%

	Year ended
	December 26, 2025				December 27, 2024
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$299.4	$71.0	$28.7	$399.1	$243.3	$86.8	$27.8	$357.9
Adjustments:
Divestiture of Mann Packing (1)	30.6	—	—	30.6	17.7	—	—	17.7
Other product-related charges (credits) (2)	(0.2)	(0.3)	—	(0.5)	0.6	0.4	—	1.0
Other adjustments (5)	(1.8)	(0.6)	—	(2.4)	—	—	—	—
Adjusted gross profit	$328.0	$70.1	$28.7	$426.8	$261.6	$87.2	$27.8	$376.6

Net Sales (as reported)	$2,621.9	$1,490.4	$210.0	$4,322.3	$2,606.9	$1,475.9	$197.4	$4,280.2
Adjustments:
Divestiture of Mann Packing (1)	(224.8)	—	—	(224.8)	(292.4)	—	—	(292.4)
Adjusted Net sales	$2,397.1	$1,490.4	$210.0	$4,097.5	$2,314.5	$1,475.9	$197.4	$3,987.8

Gross margin(a)	11.4%	4.8%	13.7%	9.2%	9.3%	5.9%	14.1%	8.4%
Adjusted gross margin(b)	13.7%	4.7%	13.7%	10.4%	11.3%	5.9%	14.1%	9.4%

(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted gross profit as a percentage of Adjusted net sales.
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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Year ended
	December 26, 2025	December 27, 2024	December 26, 2025	December 27, 2024
Net income attributable to Fresh Del Monte Produce Inc.	$31.9	$20.4	$90.7	$142.2
Interest expense, net	1.3	3.1	9.4	17.2
Income tax provision	12.2	3.6	37.4	29.1
Depreciation & amortization	17.3	19.3	72.5	78.5
Share-based compensation expense	2.6	2.0	10.0	6.9
EBITDA	65.3	48.4	220.0	273.9

Adjustments:
Divestiture of Mann Packing (1)	10.0	4.3	34.1	16.4
Other product-related charges (credits) (2)	—	0.2	(0.5)	1.0
Asset impairment and other charges, net (3)	3.2	2.9	59.3	4.2
Gain on disposal of property, plant and equipment, net (4) (7)	(4.4)	(12.9)	(10.3)	(39.5)
Other adjustments (5)	(7.0)	—	(2.4)	—
Adjusted EBITDA	$67.1	$42.9	$300.2	$256.0

Net sales	$1,019.5	$1,013.2	$4,322.3	$4,280.2
Adjusted Net sales	$968.2	$949.2	$4,097.5	$3,987.8
Net income margin (a)	3.1%	2.0%	2.1%	3.3%
(a) Calculated as Net income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
Adjusted Net income margin (b)	3.4%	1.7%	4.3%	3.6%
(b) Calculated as Adjusted Net income attributable to Fresh Del Monte Produce Inc. as a percentage of Adjusted Net sales.
EBITDA margin (c)	6.4%	4.8%	5.1%	6.4%
(c) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (d)	6.9%	4.5%	7.3%	6.4%
(d) Calculated as Adjusted EBITDA as a percentage of Adjusted Net sales.

(1)Divestiture of Mann Packing includes the operating results of Mann Packing Inc. ("Mann Packing") and its wholly owned subsidiaries as a result of the sale of the Mann Packing business, including substantially all of its operational assets, during the fourth quarter of 2025 (refer to Form 10-K for the year ended December 26, 2025, for further information regarding the divestiture). For the quarter and year ended December 27, 2024, divestiture of Mann Packing includes the results of Fresh Leaf Farms, LLC ("Fresh Leaf Farms"), a wholly owned subsidiary of Mann Packing which was sold as part of a separate transaction during the fourth quarter of 2024. Management believes that such adjustments should enhance shareholders' ability to evaluate the Company's core business results going forward.

For the year ended December 26, 2025, the adjustments exclude $17.9 million of asset impairment and other charges associated with the divestiture of Mann Packing as these charges are included in "Asset impairment and other charges, net" as described in Tickmark (3) below. For the quarter and year ended December 26, 2025, the adjustments also exclude tax effects of $0.1 million and $0.2 million, respectively. For the quarter and year ended December 27, 2024, the adjustments exclude a $4.3 million gain on disposal of property and equipment related to the sale of the operating assets of Fresh Leaf Farms and a $1.4 million asset impairment charge associated with goodwill in the Company's vegetable reporting unit. For the quarter and year ended December 27, 2024, the adjustments also exclude tax effects of $0.3 million in each period. The tax effects associated with the operating results of Mann Packing are included in the amounts referenced in Tickmark (6) below. Total diluted EPS for the divestiture of Mann Packing when including the impacts of asset impairments and other charges and tax effects for the quarter and year ended December 26, 2025 was $(0.27) and $(1.24). For the quarter and year ended December 27, 2024, total diluted EPS for the divestiture of Mann Packing when including the impacts of asset impairments and other charges and tax effects was $(0.08) and $(0.49).

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Fresh Del Monte Produce Inc.

(2)Other product-related charges (credits) for the year ended December 26, 2025, primarily consisted of insurance recoveries related to damages incurred as a result of Hurricane Beryl during July 2024. Other product-related charges (credits) for the quarter ended December 27, 2024, primarily consisted of $0.2 million of inventory write-offs related to flooding damage at melon farms in Costa Rica. Other product-related charges (credits) for the year ended December 27, 2024, also included $1.2 million of severance charges from the outsourcing of certain functions within the Company's fresh and value-added operations and $1.0 million of additional logistic and inventory write-off expenses incurred as a result of Hurricane Beryl during July 2024, partially offset by $1.7 million of insurance recoveries, net of expenses, associated with the flooding of a production facility in Greece.

(3)Asset impairment and other charges, net for the quarter ended December 26, 2025, primarily consisted of $1.5 million of legal settlement charges related to the restoration of a previously leased farm in Chile, a $0.6 million increase in reserves related to the Company's environmental liability related to the Kunia Well Site matter, and a $0.6 million write-off of obsolete software. Asset impairment and other charges, net for the year ended December 26, 2025 also included $37.2 million of impairment charges related to low-productivity banana farms in the Philippines, $17.9 million of impairment charges associated with the divestiture of Mann Packing, and $0.6 million related to a leased grape farm in Chile. Asset impairment and other charges, net for the quarter ended December 27, 2024, primarily consisted of $1.5 million of impairment charges related to damaged and unused housing at farms in Costa Rica and a $1.4 million impairment charge related to goodwill in the vegetable reporting unit. Asset impairment and other charges, net for the year ended December 27, 2024, also included $1.8 million of legal settlement charges, $0.5 million of reserves related to a regulatory matter arising from our third-party logistics operations, partially offset by $2.0 million of insurance recoveries associated with fire damage to a warehouse facility in South America.

(4)Gain on disposal of property, plant and equipment, net for the quarter ended December 26, 2025 primarily related to a $6.9 million gain on the sale of three carrier vessels and a $0.8 million gain on the sale of an administrative office in Costa Rica. Gain on disposal of property, plant and equipment, net for the year ended December 26, 2025 also included a $2.9 million gain on the sale of an additional carrier vessel, a $2.1 million gain on the sale of two idle properties in Chile, and a $0.8 million gain from the sale of idle land in Guatemala. Gain on disposal of property, plant and equipment, net for the quarter ended December 27, 2024, primarily related to a $11.3 million gain on the sale of a Canadian distribution center, $4.3 million related to the sale of the operating assets of Fresh Leaf Farms, a North American subsidiary of Mann Packing, and $0.5 million related to the sale of an administrative office in Central America, Gain on disposal of property, plant and equipment, net for the year ended December 27, 2024 also included a $14.7 million gain from the sale of two idle facilities in South America, a $7.7 million gain from the sale of a warehouse in South America and a $3.4 million gain from the sale of a warehouse in Europe.

(5)Other adjustments for the quarter and year ended December 26, 2025 related to one-time out-of-period accounting adjustments to correct certain discrete items within our cost of goods sold.

(6)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. The year ended December 26, 2025 includes a $1.8 million charge related to a $20.5 million gain on the 2023 sale of two distribution centers and related assets in Saudi Arabia.

(7)Gain on disposal of property, plant and equipment, net as included in our adjusted EBITDA calculation for the quarter and year ended December 26, 2025 reflects a loss of $3.3 million on the disposal of banana plants in Costa Rica in order to replant and improve productivity. Gain on disposal of property, plant and equipment, net included in our adjusted EBITDA calculation for the quarter and year ended December 27, 2024 reflected a loss of $3.4 million related to a disposal of the same nature. Adjusted EBITDA for the quarter and year ended December 27, 2024 has been recast to conform with current period presentation of the aforementioned adjustment, which we did not previously identify within our adjusted financial measures.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full fiscal year 2025 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.

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Fresh Del Monte Produce Inc.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, with products sold in more than 80 countries. The company is also a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. The company was ranked as one of “America’s Most Trusted Companies” by Newsweek three times, based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte has also been awarded a SEAL Business Sustainability Awards four times in the last five years (2021, 2023, 2024, and 2025), a testament to its mission of Building a Brighter World Tomorrow® Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this presentation and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including: the expected benefits of the divestiture of Mann Packing; the timing and receipt of clearance pursuant to Hart-Scott-Rodino (“HSR”) and our ability to meet customary closing conditions for the acquisition of Del Monte Foods and expected benefits of such acquisition; focus on high-margin products that align with market demands and the Company’s business model; ability to solidify its position as a global leader of pineapples, including with respect to its pineapple varieties and related innovations; five-year growth strategy, as well as the Company’s strategy to build its fresh-cut program into a key profit center; ability to expand and diversify global sourcing through various partnerships; expectations regarding the banana segment, as well as the Company’s ability to penetrate the market; expectations regarding its ability as well as its timing to achieve compliance with FSMA 204; ongoing commitment to maximize the full utilization of its biomass, as well as the intended use and timing of such biofertilizers and the impact on the Company’s sustainability efforts; the impact of any potential international business on the business, as well as the Company’s ability to mitigate potential disruptions; ability to streamline operations and the impact that may have on its profitability and future growth; ability to generate value for shareholders; future weather-related events on the Company’s business, and its ability to recover insurance proceeds, if any, to cover any damage or expenses; expectations for the tax rate; expected SG&A expenses, debt management, capital expenditures and cash flow and expected segment results for 2026. It is important to note that these forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties and assumptions that may cause the Company’s actual plans and performance to differ materially from those in the forward-looking statements as a result of various factors, including: (i) with respect to statements regarding the timing and expected completion of, and the expected benefits of, the acquisition of Del Monte Foods, these risks include the inability to receive HSR clearance, third party consents, approvals, parties’ ability and willingness to fulfill customary closing conditions and other factors that may impact Del Monte Foods’ future results as well as which were not discovered during the diligence process or over which the Company had no control, (ii) ongoing elevated commodity and supply chain costs, (iii) the cost and other implications of changes in regulations applicable to the Company’s business, including potential domestic and international legislative or regulatory initiatives; (iv) ability to successfully execute on its strategic growth plans, including streamlining our portfolio pursuant to the Mann Packing divestiture and the use of biofertilizers and other technology, (v) the impact of foreign currency fluctuations, (vi) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (vii) the impact of any disruptions in the Company's supply chain, (viii) trends and other factors affecting consumer preferences, including customers’ reception of new product offerings and innovation, (ix) the impact of severe weather conditions and natural disasters, such as flooding, hurricanes, earthquakes, (x) competitive pressures and ability to realize the full benefits of the inflation driven price increases implemented, (xi) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with any tax audits and the Company’s ability to successfully contest such tax claims and pursue necessary remedies, (xii) damage to the Company’s reputation or brand names or negative publicity about the Company’s products, (xiii) the Company’s ability to successfully manage the risks associated with international operations and (iv) the adequacy of insurance coverage. In addition, these forward-looking statements and the information in this presentation and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this presentation are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
CCannella@freshdelmonte.com
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com

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